ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Worldwide
Company Contact:	Lee Roth / David Burke
Ken Chymiak (9l8) 25l-2887	(212) 896-1209 / (212) 896-1258
David Chymiak (9l8) 25l-2887	lroth@kcsa.com / dburke@kcsa.com

ADDvantage Technologies Reports Results for Fiscal Fourth Quarter and Full Year 2007
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Record Results for FY07 - Revenue of $65.6 Million and Net Income Per Share of $0.64

BROKEN ARROW, Oklahoma, December 17, 2007 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (the "Company") today announced financial results for its fiscal fourth quarter and year ended September 30, 2007.

For the three month period ended September 30, 2007, revenue increased 42% to $17.3 million, compared to $12.2 million in the fourth quarter of fiscal 2006.  The increase in revenue is primarily attributable to sales of our digital converter boxes generating incremental revenues of approximately $2.1 million and increased sales totaling approximately $2.8 million from five large cable multiple system operators ("MSOs") that are continuing to upgrade their systems.

Net income attributable to common stockholders in the fourth quarter of 2007 increased 220% to $1.6 million or $0.16 per diluted share, compared to $0.5 million, or $0.05 per diluted share for the same period last year.   The increase in earnings came from increased revenues during the fourth quarter of 2007 combined with the absence of the charges that negatively affected earnings during the fourth quarter of 2006.  During the fourth quarter of fiscal year 2006, the Company recorded charges totaling approximately $0.7 million to write down assets and absorb charges for uncollectable receivables.

For the fiscal year ended September 30, 2007, revenue totaled $65.6 million, compared to $52.5 million for fiscal 2006, representing an increase of 25%.   The increase came from incremental growth from sales of our digital converter box product line of $5.4 million as well as increased sales of other products to several large MSOs that are performing equipment upgrades to expand the bandwidth of their communication signals.

Net income attributable to common stockholders for the fiscal year was $6.6 million, or $0.64 per diluted share, compared to net income of $4.0 million, or $0.39 per diluted share, for the previous fiscal year.  The increase in earnings was attributable to the Company’s growth in revenues.

Ken Chymiak, ADDvantage Technologies Group President and CEO, commented, “Fiscal 2007 was an exciting year for ADDvantage. We achieved some significant objectives over the past twelve months with the successful integration of several acquisitions, achievement of sustained year-over-year revenue and net income growth, as well as the continued expansion of the range of products and services we provide and the geographic regions in which we operate. In addition to our success over the past year, in November we redeemed all outstanding Series B 7% Cumulative Preferred Stock, in order to eliminate the payment of dividends related to that class of stock, which we believe will increase long-term value for our shareholders.”

Mr. Chymiak added, “In the coming year, we plan to build upon our solid foundation of customers and OEM suppliers, both of which are key components of our growth strategy, and we are confident in our ability to continue the expansion of our business. Over the past several years, the cable TV industry has been consistently upgrading its systems.  With the growing popularity of services such as high-speed Internet and high definition television in both the U.S. and Latin American markets, the need for more bandwidth and new products will, we believe, continue to keep the products we sell in high demand.   With our continued strategy for stocking a broad base and depth of inventory(“On Hand. On Demand.”) and our quality service centers strategically located across the U.S., ADDvantage is well equipped to meet the growing product demands from MSO’s that are continually working to upgrade their current systems.”

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 pm EST, December 17, 2007.  A live audio of the call will be accessible to the public. The dial-in number for the conference call is (877) 407-0782 or (201) 689-8567 for international participants. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through December 31, 2007, at (877) 660-6853 (domestic) or (201) 612-7415 (international), (Account number: 286) (Passcode number: 264926).  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes are used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat Corporation, ADDvantage Technologies Group of Nebraska, Inc., NCS Industries, Inc., ADDvantage Technologies Group of Missouri, Inc., ADDvantage Technologies Group of Texas, Tulsat-Atlanta, LLC, Jones Broadband International, Inc. and Tulsat-Pennsylvania LLC. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDvantage Technologies Group, Inc
Statement of Operations

Year Ended	Fourth Quarter Ended
September 30,	September 30,
	2007	2006	2007	2006

Revenues	$65,646,085	$52,541,209	$17,293,916	$12,168,982

Operating Income	$12,543,444	$8,116,722	$3,032,268	$1,296,755

Net Income	$7,430,339	$4,842,718	$1,810,395	$681,627

Preferred Stock Dividends	$840,000	$840,000	$210,000	$210,000

Net Income Applicable
to Common Stock	$6,590,339	$4,002,718	$1,600,395	$471,627

Net Income Per Share of Common Stock
Basic	$0.64	$0.39	$0.16	$0.05
Diluted	$0.64	$0.39	$0.16	$0.05

Shares Used in Computing Net Income Per Share:
Basic	$10,237,331	$10,152,472	$10,245,723	$10,231,756
Diluted	$10,250,835	$10,201,474	$10,287,695	$10,254,797